EXHIBIT 99


LITHIA MOTORS REPORTS ANOTHER RECORD QUARTER; EARNS 55 CENTS PER SHARE; POSTS SALES OVER $1.25 BILLION IN THE FIRST NINE MONTHS OF 2000

MEDFORD, OREGON, OCTOBER 23, 2000 (5:00 a.m. PDT) - Lithia Motors, Inc. (NYSE: LAD) today announced that net earnings rose 29% to $7.52 million in the third quarter of 2000 compared to $5.85 million in the third quarter of 1999 or $0.55 per share on 13.76 million diluted shares outstanding vs. $0.47 per share on 12.49 million diluted shares in the same quarter of 1999. Cash flow per diluted share (net income plus depreciation and amortization) was $0.69 per share in the third quarter of 2000 vs. $0.59 a year ago.

Net earnings for the first nine months of 2000 rose 39% to $18.68 million compared to $13.46 million in the same period of 1999 or $1.36 per share on 13.75 million diluted shares outstanding in the first nine months of 2000 vs. $1.16 per share on 11.57 million diluted shares in the same period of 1999. Cash flow per diluted share (net income plus depreciation and amortization) was $1.76 per share in the first nine months of 2000 vs. $1.51 a year ago.

Lithia Motors also reported that total revenues increased 24% to $443.1 million in the third quarter of 2000 from $357.4 million in the third quarter of 1999. EBITDA increased 29% from $15.8 million to $20.3 million.

For the first nine months of 2000, total revenues increased 41% to $1.26 billion from $889.3 million in the first nine months of 1999. EBITDA increased 49% to $55.1 million vs. $37.0 million in the same period last year.

For the third quarter, new vehicle sales increased 22%, used vehicle sales increased 22%, service and parts sales increased 25% and other revenues increased 51% compared to the same period last year.

For the  nine-month  period,  new  vehicle  sales  increased  by  41%,  used vehicle sales increased by 35%, service and parts sales increased by 41% and other revenues, which includes our highest margin finance and insurance, increased by 74% compared to the same nine-month period in 1999.


Chairman and Chief Executive Officer, Sidney B. DeBoer, stated, "Once again we have shown strong quarterly performance and exceeded the consensus Wall Street estimate for the sixteenth consecutive time. For the quarter we were able to improve our operating margin to 4.1% from 4.0%. Sales General & Administrative (SG&A) as a percent of revenues improved 10 basis points to 11.5% and SG&A as a percent of gross profit improved 60 basis points to 72% compared to the same period last year, as Lithia continues to realize economies of scale from its increasing size."

"For the quarter, same store retail sales increased 3.1% compared to the third quarter last year, and margins remained very strong with a sector leading gross margin of 16.0% and operating margin of 4.1%. Lithia's SG&A was 11.5% and the pretax margin was 2.7%. For the nine-month period, same store retail sales increased 2.3% compared to the first nine months of last year. The nine month period had a gross margin of 16.0%, operating margin of 3.9%, SG&A of 11.7% and pretax margin of 2.4%. Year to date, we have improved our operating margins by 20 basis points. Our margins remain at the highest levels in the industry, which is important considering we acquire stores with much lower initial margins. It serves to demonstrate the strength of our operating model and the improvements that our operational teams are able to bring to our acquired stores."

Senior Vice President and CFO, Jeff DeBoer, commented, "Our Company has continued to generate a very strong balance sheet without any high priced sub-debt. Inventories have decreased 20% since June 2000 due to a combination of seasonality and a concerted effort to lower days supply. Our current ratio increased 20 basis points. It is also worth noting that Lithia's Tangible Net Worth (Total Shareholder's Equity less Goodwill) has increased 26% over the past nine months to $56.5 million. This is an often overlooked, important metric when considering companies that grow through acquisitions."


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"Starting  with this  press  release,  forward  looking  revenue  and margin
ranges  will  be  provided  which  are  important  for  determining   future
growth. We are comfortable with analyst estimates for the fourth quarter and 2001. In the fourth quarter 2000 and full year 2001 we are assuming approximately $425 - $475 million in annualized acquisition revenues. These acquisitions will contribute approximately $200 to $250 million in
revenues   throughout   2001.   We  already   have  signed   agreements   on
approximately  one  third  of  the  previously   described   amount.   These
acquisitions will require $45 - $65 million in capital that will be funded from cash flow and our $115 million acquisition credit facility."


FORWARD ESTIMATES
-----------------
                           4Q 2000                2001
                         ------------         ------------
Revenue:                  $410 - 430M          $1.9 - 2.0B
Diluted EPS              $0.42 - 0.43         $1.95 - 2.00
Gross Margin:            15.8 - 16.2%         15.6 - 16.1%
SG&A                     11.9 - 12.3%         11.7 - 12.2%
Operating Margin:          3.6 - 3.8%           3.7 - 3.9%
Flooring Interest Exp.     1.1 - 1.2%           1.1 - 1.2%
Same Store Sales             0 to -2%             0 to -2%
Tax Rate                     39 - 40%             39 - 40%
No further interest rate increases have been factored into our estimates


The  quarterly  breakout  for 2001 is  estimated as follows for Diluted EPS:
Q1 $0.36 - $0.38; Q2 $0.47 - $0.49; Q3 $0.58 - $0.60; and Q4 $0.52 - $0.54.


The above estimates are made by management based upon information available to it at this time. The company in making these estimates assumes no burden to update these estimates during the quarter even if it appears actual results will differ materially from these estimates.

Lithia Motors will be providing more detailed information on the results for the third quarter 2000, fourth quarter 2000 and full year 2001 in its conference call scheduled for 11 a.m. PT today. The call can be accessed live by calling 973-633-1010. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to About Lithia - Investor Info - and scroll down to the Live Conference Call icon.

Lithia Motors operates 108 franchises in California, Oregon, Washington, Nevada, Colorado Idaho and South Dakota. Lithia sells 26 brands of new vehicles at 51 stores and over the Internet through "Lithia.com - America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 52,485 new and used vehicles in 1999. Lithia's current annualized revenue run rate, including all completed acquisitions, is over $1.7 billion.

This press release  includes  forward looking  statements,  which management believes are a benefit to shareholders. Within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include company performance, sales, stated forward estimates, acquisition assumptions, accretion of acquisitions to EPS and revenue run rate.


For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Investor Relations at (541) 776-6819 or log-on to: http://www.lithia.com/CDA_2/CDA_templates/about_lithia_frameset2?pageID=G1


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LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

                               Three Months Ended       Nine Months Ended
                                  September 30             September 30
                               ------------------       -----------------
Unaudited                         2000      1999          2000      1999
---------                         ----      ----          ----      ----
New Vehicle Sales              $243,169  $199,107      $683,217  $483,182
Used Vehicle Sales              128,960   105,434       364,935   270,292
Service, Body & Parts Sales      42,333    33,898       121,266    85,805
Other Revenues                   28,604    18,930        87,102    49,988
                                 ------    ------        ------    ------
Total Revenues                  443,066   357,369     1,256,520   889,267
Cost of Sales                   372,146   300,124     1,055,552   748,036
Gross Profit                     70,920    57,245       200,968   141,231
SG&A Expense                     51,041    41,564       146,770   104,273
Depreciation                      1,133     1,032         3,238     2,738
Amortization                        799       528         2,301     1,261
                                    ---       ---         -----     -----
Income from Operations           17,947    14,121        48,659    32,959
Flooring Interest Expense         5,321     3,090        13,894     7,378
Other Interest Expense            1,271     1,191         4,928     2,885
Other Income (Expense), net         451        84           884        12
                                    ---        --           ---        --
Pre-Tax Profit                   11,806     9,924        30,721    22,708
Income Tax                        4,283     4,071        12,040     9,249
                                  -----     -----        ------     -----
Income Tax Rate (a)               36.3%     41.0%         39.2%     40.7%
Net Profit                       $7,523    $5,853       $18,681   $13,459
                                 ======    ======       =======   =======
Weighted Avg.Shares Outstanding  13,757    12,486        13,746    11,570
Diluted EPS                       $0.55     $0.47         $1.36     $1.16

(a) The effective tax rate declined due to the mix of corporate vs. asset acquisitions

                                Three Months Ended      Nine Months Ended
                                   September 30            September 30
                                ------------------      -----------------
Unit Sales:                       2000      1999          2000      1999
----------                        ----      ----          ----      ----
New                              10,222     8,399        28,555    20,859
Used - Retail                     8,320     7,018        23,453    17,146
Used - Wholesale                  4,606     3,364        12,637     9,692
Total Units Sold                 23,148    18,781        64,645    47,697

Average Selling Price:
New                             $23,789   $23,706       $23,926   $23,164
Used - Retail                   $13,068   $13,114       $13,161   $13,132
Used - Wholesale                 $4,393    $3,983        $4,452    $4,657

Key Financial Data:
EBITDA                          $20,330   $15,765       $55,082   $36,970
Gross Margin                      16.0%     16.0%         16.0%     15.9%
SG&A Expense                      11.5%     11.6%         11.7%     11.7%
Operating Margin                   4.1%      4.0%          3.9%      3.7%
Pre-Tax Margin                     2.7%      2.8%          2.4%      2.6%


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LITHIA MOTORS, INC.
Balance Sheet Highlights:  (Dollars in Thousands)

Unaudited                 September 30, 2000        December 31, 1999
---------                 ------------------        -----------------
  Cash & Cash Equivalents       $52,520                  $30,364
  Inventory                     261,899                  268,281
  Other Current Assets           41,872                   35,999
                                 ------                   ------
Total Current Assets            356,291                  334,644

Real Estate - Net                47,620                   31,301
Equipment & Leases - Net         31,828                   23,875
Goodwill, net                   119,262                  110,677
Other Assets                      3,812                    5,936
                                  -----                    -----
TOTAL ASSETS                   $558,813                 $506,433
                               ========                 ========

  Floorplan Notes Payable      $202,029                 $208,403
  Other Current Liabilities      43,625                   51,242
                                 ------                   ------
Total Current Liabilities       245,654                  259,645

Used Vehicle Flooring            56,000                   35,500
Real Estate Debt                 26,205                   18,963
Other Long-Term Debt             38,564                   19,252
Other Liabilities                16,652                   17,435
                                 ------                   ------
Total Liabilities              $383,075                 $350,795

Shareholders' Equity            175,738                  155,638
                                -------                  -------
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY           $558,813                 $506,433
                               ========                 ========

Other Balance Sheet Data:

Current Ratio                            1.5x               1.3x
Long-Term Debt to Capitalization
[Excludes Used Vehicle Floor]             27%                20%
Working Capital                      $110,637            $74,999


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